Exhibit 10.4

FIRST AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 31st day of October, 2017, by and among SILICON VALLEY BANK, a California corporation (“Bank”) and SAVARA INC. f/k/a MAST THERAPEUTICS, INC., a Delaware corporation (“Parent”), and ARAVAS INC. f/k/a SAVARA INC. a Delaware corporation (each a “Co-Borrower” and collectively “Co-Borrowers”).

Recitals

A. Bank and Co-Borrowers have entered into that certain Loan and Security Agreement dated as of April 28, 2017 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Co-Borrowers for the purposes permitted in the Loan Agreement.

C. Co-Borrowers have requested that Bank amend the Loan Agreement to (i) permit transactions contemplated by the LifeRaft Asset Purchase Agreement (as defined below), and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 7.1 (Dispositions).  New subsection (k) is hereby added to the end of Section 7.1 of the Loan Agreement to read as follows:

“and (k) made pursuant to the LifeRaft Asset Purchase Agreement.”

2.2 Section 13 (Definitions).  The following term and its respective definition is hereby added in its entirety in Section 13.1 of the Loan Agreement, as appropriate, as follows:

“LifeRaft Asset Purchase Agreement” means that certain Asset Purchase Agreement by and among Co-Borrowers and LifeRaft Biosciences Inc., a South Carolina corporation, in substantially the form attached hereto as Annex I.

2.3 Exhibit A of the Loan Agreement is hereby replaced with Exhibit A attached hereto.

3. Notice.  Pursuant to Section 7.2 of the Loan Agreement, the Co-Borrowers hereby deliver notice of their intent to sign a new office lease for a new office location on or about November 2017.

4. Limitation of Amendments.

4.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

4.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

5. Representations and Warranties.  To induce Bank to enter into this Amendment, each Co-Borrower hereby represents and warrants to Bank as follows:

5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

5.2 Co-Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The organizational documents of Co-Borrower delivered to Bank on April 28, 2017 remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4 The execution and delivery by Co-Borrower of this Amendment and the performance by Co-Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5 The execution and delivery by Co-Borrower of this Amendment and the performance by Co-Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Co-Borrower, (b) any contractual restriction with a Person binding on Co-Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Co-Borrower, or (d) the organizational documents of Co-Borrower;

5.6 The execution and delivery by Co-Borrower of this Amendment and the performance by Co-Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Co-Borrower, except as already has been obtained or made; and

5.7 This Amendment has been duly executed and delivered by Co-Borrower and is the binding obligation of Co-Borrower, enforceable against Co-Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7. Effectiveness.  This Amendment shall be deemed effective upon the due execution and delivery to Bank of this Amendment by each party hereto.

8. Covenant.  As a covenant to this Amendment, no later than thirty (30) days after Co-Borrowers move into the leased location at 6836 Bee Caves Road, the Overlook at Rob Roy, Building III, Suite 200, Austin, TX 78746, Co-Borrowers shall deliver to Bank, on a best efforts basis, a landlord’s consent in favor of Bank for such location by the respective landlord thereof, together with the duly executed signatures thereto.

[Balance of Page Intentionally Left Blank]

[Signature page follows.]

2

In Witness Whereof, the parties hereof have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK

SILICON VALLEY BANK

By:	/s/ Anthony Flores

Name:	Anthony Flores

Title:	Director

CO-BORROWER

SAVARA INC.

By:	/s/ David L. Lowrance

Name:	David L. Lowrance

Title:	CFO

CO-BORROWER

ARAVA INC.

By:	/s/ David L. Lowrance

Name:	David L. Lowrance

Title:	CFO

EXHIBIT A

COLLATERAL DESCRIPTION

The Collateral consists of all of Co-Borrowers’ right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Co-Borrowers’ Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following: (a) Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property; provided that if a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of a Co-Borrower that are proceeds of the Intellectual Property; (b) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by a Co-Borrower of any Foreign Subsidiary or FSHCO which shares entitle the holder thereof to vote for directors or any other matter; (c) any intent-to-use trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise; (d) any interest of a Co-Borrower as a lessee or sublessee under a real property lease; (e) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); (f) any interest of a Co-Borrower as a lessee under an Equipment lease if a Co-Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by such Co-Borrower or Bank; (g) any Purchased Assets (as defined in the LifeRaft Asset Purchase Agreement).

Annex I

LifeRaft Asset Purchase Agreement

[to be attached]

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into and made effective as of October ___, 2017 (the “Effective Date”), by and between LifeRaft Biosciences Inc., a South Carolina corporation (“Buyer”), and Savara Inc., a Delaware corporation (“Seller”).

WHEREAS, Seller by virtue of its merger with Mast Therapeutics, Inc. (“Mast Therapeutics”) on or about April 27, 2017 (the “Seller Acquisition Date”) holds certain rights to a discontinued vepoloxamer product candidate;

WHEREAS, Mast Therapeutics in September 2016 made the strategic decision to discontinue clinical development of vepoloxamer and to wind down all of the clinical studies of that asset after its Phase 3 clinical development for treatment of vaso-occlusive crisis in patients with sickle cell disease and failed to achieve its primary efficacy endpoint;

WHEREAS, Mast Therapeutics in turn discontinued such clinical development and wound down all such clinical studies prior to its merger with Seller;

WHEREAS, Seller now desires to sell, transfer and assign to Buyer, and Buyer desires to acquire and assume from Seller, certain assets related to the vepoloxamer product candidate as set forth in Section 2.3 below (the “Purchased Assets”), subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement and not otherwise defined in this Agreement, the following terms will have the meanings specified in this Section 1.1 and will be applicable equally to both the singular and plural forms.

1.1.1 “Affiliate” means an entity that directly or indirectly controls, is controlled by, or is under common control by Buyer. Control means direct or indirect ownership of, or other beneficial interest in, fifty percent (50%) or more of the voting stock, other voting interest, or income of a corporation or other entity, the power to direct or cause the direction of the management and policies of the other entity, or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other entity.  An entity shall only be deemed an Affiliate for the duration of such control.

1.1.2 “Net Sales” means the gross amounts received by Buyer or an Affiliate for the sale of a Therapeutic Product (as defined in Section 1.1.11 below) or a Storage Product (as defined in Section 1.1.10 below), as applicable, to a Third Party (as defined in Section 1.1.12 below), after deduction of all the following customary and normal amounts (to the extent applicable to such sales):

(a) trade, case and quantity credits, discounts, refunds or rebates, including without limitation rebates accrued, incurred or paid to Federal Medicare and State Medicaid and any other price reductions required by a United States or foreign governmental agency;

(b) allowances or credits actually granted for returns, including without limitation amounts received for sales that become the subject of a subsequent temporary or partial recall by a regulatory agency for safety or efficacy reasons outside the control of Buyer or an Affiliate, as applicable, and retroactive price reductions (including Medicaid, managed care and similar types of rebates) to the extent that each is included in Buyer’s or an Affiliate’s billings, provided, however, that amounts set aside for temporary recalls are added back to Net Sales in the event the temporary recall is cancelled;

(c) cost of freight, postage, and freight insurance, if actually paid by and to the extent that each is included in Buyer’s or an Affiliate’s billings;

(d) taxes, value added taxes, excise taxes, and customs duties directly imposed and with reference to particular sales, but specifically excluding taxes based on net income of Buyer;

(e) sales commissions paid to non-employees of Buyer or an Affiliate; and

(f) cost of export licenses and any taxes, fees or other charges associated with the exportation or importation of such Therapeutic Product or such Storage Product, as applicable;

provided that all of the foregoing deductions are calculated in accordance with generally accepted accounting principles (GAAP) consistently applied.

For purposes of this definition, (x) a sale or transfer to an Affiliate  for re-sale by such Affiliate will not be considered a sale, but the resale by such Affiliate shall be considered a sale; and (y) any amounts received by Buyer or an Affiliate in exchange for a Therapeutic Product or a Storage Product transferred or provided to any person or entity for use in testing, clinical trials, or as marketing samples to develop or promote such products, will not be included in the definition of Net Sales.

If a Therapeutic Product or a Storage Product includes one or more components (“Other Components”) not subject to a Valid Claim (as defined in Section 1.1.13 below) and Other Components contribute significant and material value to such Therapeutic Product or such Storage Product (such a Therapeutic Product or a Storage Product, a “Combination Product”), the Net Sales of such Combination Product shall be determined as follows:

1. Buyer will determine the actual Net Sales of such Combination Product (using the above provisions of this Section 1.1.2); then

2. Such amount shall be multiplied by the fraction “A/(A+B)”, where “A” is the price of the applicable Therapeutic Product or Storage Product if sold separately, and “B” is the aggregate price of all the Other Components, if sold separately; but

3. If all the Other Components are not sold separately, Buyer shall determine actual Net Sales of such Combination Product (using the above provisions of this Section 1.1.2) and such amount shall be multiplied by the fraction “A/C”, where “A” is the price of the applicable Therapeutic Product or Storage Product if sold separately, and “C” is the price of such Combination Product; provided, however, that the maximum value of the fraction “A/C” may not exceed one (1).

4. If neither the applicable Therapeutic Product or Storage Product nor all the Other Components are sold separately, the adjustment to Net Sales will be determined by Buyer in good faith to reasonably reflect the fair value of the contribution of the components of the applicable Therapeutic Product or Storage Product subject to Valid Claims to the total market value of such Combination Product.

1.1.3 “Poloxamer Assets” means any ethoxylated surface active agents acquired by Mast Therapeutics (then known as “Adventrx Pharmaceuticals”) from SynthRx Inc., or developed by Mast Therapeutics, including but not limited to (i) poloxamer 188, (ii) vepoloxamer or (iii) purified poloxamer 188.

1.1.4 “Product” means a product containing Vepoloxamer (as defined in Section 1.1.14 below) as an active ingredient where the manufacture, use, sale, offering for sale or importation of which, in the absence of the purchase (and assignment) contemplated by this Agreement, would infringe a Valid Claim.

1.1.5 “Program” means all of the activities directed to the development, manufacture and commercialization of the Poloxamer Assets prior to the Seller Acquisition Date.

1.1.6 “Program IP” means all intellectual property rights and other proprietary rights related to the Poloxamer Assets (other than Program Patents) owned or controlled by Seller.

1.1.7 “Program Know-How” means information not included in the Program Patents, which information is: (a) Controlled by Seller immediately prior to the Closing; and (b) directed to the development, manufacture (including synthesis, characterization, control, formulation, storage, finishing or packaging), use, commercialization, offer for sale, sale or import of any Poloxamer Assets.

1.1.8 “Program Patents” means:

(a) the patents and patent applications listed on Exhibit A;

(b) any and all divisionals, continuations and continuations-in-part of the patents and patent applications referenced in the preceding subsection (a);

(c) the foreign patent applications associated with the patent applications referenced in the preceding subsections (a) and (b);

(d) the patents issued or issuing from the patent applications referenced in the preceding subsections (a) through (c); and

(e) reissues, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or patent application referenced in the preceding subsections (a) through (d).

1.1.9 “Program Technology” means the Program IP, Program Know-How and Program Patents.

1.1.10 “Storage Product” means a Product that is approved for marketing by the U.S. Food and Drug Administration (or foreign equivalent) for use in the ex vivo storage of cells intended for future transplant or transfusion into patients.

1.1.11 “Therapeutic Product” means a Product that is approved for marketing by the U.S. Food and Drug Administration (or foreign equivalent) for direct administration to a patient for the treatment of a medical condition.

1.1.12 “Third Party” means any entity or person other than Buyer or an Affiliate.

1.1.13 “Valid Claim” means any claim of United States Patent No. 9,403,941 (or any foreign patent that claims priority thereto) that has not lapsed, been canceled or become abandoned and has not been declared invalid or unenforceable by an unreversed decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.1.14 “Vepoloxamer” means the purified poloxamer 188 described in United States investigational new drug (IND) # 31,246 and claimed in United States Patent No. 9,403,941, and US IND # 121,764.

1.1.15 Additional definitions:

“Action” has the meaning set forth in Section 3.1.5 below.

“Assumed Liabilities” has the meaning set forth in Section 2.2 below.

“Cash Payment” has the meaning set forth in Section 2.7 below.

“Closing” has the meaning set forth in Section 2.10 below.

“Closing Date” has the meaning set forth in Section 2.10 below.

“Contingent Payment” has the meaning set forth in Section 2.7 below.

“Encumbrances” has the meaning set forth in Section 2.1 below.

“Excluded Assets” has the meaning set forth in Section 2.4 below.

“Excluded Liabilities” has the meaning set forth in Section 2.2 below.

“Liabilities” has the meaning set forth in Section 2.2 below.

“Payment Report” has the meaning set forth in Section 2.8(a) below.

“Royalties” has the meaning set forth in Section 2.7(b)(i) below.

“Sales Milestone Payments” has the meaning set forth in Section 2.7(b)(ii) below.

“Seller Custody Period” has the meaning set forth in Section 2.1 below.

“Transferred Agreements” has the meaning set forth in Section 2.3(b) below.

ARTICLE II

ASSET PURCHASE AND SALE

2.1 Purchase and Sale of Assets.  Subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer (or its designee Affiliate as named in writing to Seller), and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrances”) arising during and attributable to the period between the Seller Acquisition Date and the Closing Date (as defined in Section 2.10 below) (the “Seller Custody Period”).

2.2 Limitation of Assumed Liabilities. Buyer shall not assume or be liable for any liabilities, debt or obligations, including any costs or expenses relating thereto, of Seller of any kind, whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured, due or to become due or otherwise related to Purchased Assets (“Liabilities”) arising during and attributable to the Seller Custody Period (the “Excluded Liabilities”).  For purposes of clarification, the Excluded Liabilities includes all liabilities for taxes relating to the Purchased Assets for all taxable periods ending on or prior to the Closing Date.  Buyer shall assume and be liable for any Liabilities other than those Liabilities arising during and attributable to the Seller Custody Period (the “Assumed Liabilities”).  If and to the extent Seller continues to benefit from any third-party indemnification granted to Seller for the period prior to the Closing Date with respect to the Purchased Assets, then Seller agrees to use reasonable efforts to assign such indemnification right to indemnification to Buyer.

2.3 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.10 below), Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances other than the Assumed Liabilities, all of Seller’s right, title and interest in and to all of the following (collectively, the “Purchased Assets”):

(a) All Program Technology, and all rights to sue for or assert claims against and remedies against past, present or future infringements of any or all of the Program Technology and rights of priority and protection of interests therein and to retain any and all amounts therefrom except any Excluded Assets;

(b) A copy of all contracts that are set forth on Exhibit A (the “Transferred Agreements“);

(c) Seller’s interest in and to any Poloxamer Assets material, starting materials, intermediates and reference standards for and Poloxamer Assets stock on hand; and

(d) All of Seller’s data, records, files, manuals and other documentation that embody the Program Technology or the Transferred Agreements, including: (i) studies, reports, publications, correspondence and other similar documents and records, whether in electronic form or otherwise; (ii) all regulatory submissions and any amendments thereto prepared in connection with the Poloxamer Assets and all related materials and documentation including regulatory correspondence, tracking files, meeting minutes and strategy materials; and (iii) all files, documents, correspondence, and records of attorneys or consultants of Seller relating to the prosecution of Program Patents, but excluding Seller’s data, records, files, manuals or other documentations related to non-Program Therapies; in each case, excluding the Excluded Assets. The delivery of all Purchased Assets in a physical form shall be made at such place as mutually agreed by Buyer and Seller.

2.4 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.3 or elsewhere in this Agreement, any and all assets of Seller not expressly set forth in Section 2.3 and Exhibit A (collectively, the “Excluded Assets”) shall not be part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets, and shall remain the property of Seller after the Closing.

2.5 Assumed Liabilities. Upon and subject to the terms, conditions, representations and warranties of Seller contained in this Agreement, and subject to Section 2.3 above, Buyer hereby assumes and agrees to pay, perform, and discharge in a timely manner when due the following:

(a) any Liabilities of Seller under the Transferred Agreements as disclosed in Exhibit B, but only to the extent such Liabilities (i) arise after the Closing Date, (ii) do not arise from or relate to any breach by the Seller of any provision of any of such Transferred Agreements, (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Transferred Agreements, and (iv) are ascertainable (in nature and amount) solely by reference to the express terms of such Transferred Agreements; and

(b) all Liabilities of Seller relating to the prosecution, ownership, control, operation, maintenance, sale, lease, or use of Purchased Assets by Buyer but only to the extent that they arise after the Closing;

2.6 Retained Liabilities. Except for the Assumed Liabilities and the obligations of Buyer pursuant to Section 2.5 above, Buyer shall not assume, and shall have no liability for, any Liabilities of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, it being understood that Buyer is expressly disclaiming any express or implied assumption of any Liabilities other than the Assumed Liabilities.

2.7 Cash Payments; Contingent Payments. In consideration of the Purchased Assets, Buyer will pay to Seller the following cash payments set forth in Section 2.7(a) below (“Cash Payments”) and contingent payments set forth in Section 2.7(b) below (“Contingent Payments”), respectively:

(a) Cash Payments. Buyer shall pay Seller One Hundred Twenty-Five Thousand and 00/100 Dollars (US$125,000.00) in Cash Payments as follows:

(i) US$25,000 upon execution of the Letter of Intent, which Seller hereby acknowledges receipt as having been paid;

(ii) US$50,000 upon execution and delivery of this Agreement; and

(iii) US$50,000 upon submission by Seller of a letter, or multiple letters if warranted, to (A) the United States Food & Drug Administration officially transferring the two (2) Vepoloxamer INDs (US IND # 31,246 and US IND # 121,764) from Seller to Buyer and (B) Notice of Recordation of the assignment of all registrable intellectual property from Seller to Buyer with the United States Patent & Trademark Office.  Seller shall then make this final payment by wire transfer of immediately available funds within two (2) business days of the applicable events.

(b) Contingent Payments. The Contingent Payments shall consist of either (1) royalties on Net Sales as described in Section 2.7(b)(i) below (“Royalties”) and (2) sales milestone payments as described in Section 2.7(b)(ii) below (“Sales Milestone Payments”) if Seller directly sells a Product or (3) a percentage of value received as described in Section 2.7(b)(iii) below in the case where Buyer does not generate revenues from direct sales and receives value as the result of a license, sale or other change in commercial control of Vepoloxamer or a Vepoloxamer Product(s):

(i) Royalty: For the duration of a Valid Claim, Seller shall be entitled to receive the following Royalties:

(A) Three percent (3%) of Net Sales of a Storage Product; and

(B) Five percent (5%) of Net Sales of a Therapeutic Product.

(ii) Sales Milestones: Seller shall be entitled to the following Sales Milestone Payments.  (For the sake of clarity, these Sales Milestone Payments are one-time payments to be made in each instance only upon the first instance of achieving each applicable sales milestone, respectively):

(A) A one-time payment of US$2,500,000 following the first instance where Net Sales of a Storage Product exceed US$50,000,000 in a calendar year;

(B) An additional one-time payment of US$7,500,000 following the first instance where Net Sales of a Storage Product exceed US$150,000,000 in a calendar year;

(C) An additional one-time payment of US$10,000,000 following the first instance where Net Sales of a Therapeutic Product exceed US$150,000,000 in a calendar year;

(D) An additional one-time payment of US$15,000,000 following the first instance where Net Sales of a Therapeutic Product exceed US$300,000,000 in a calendar year; and

(E) An additional one-time payment of US$25,000,000 following the first instance where Net Sales of a Therapeutic Product exceed US$600,000,000 in a calendar year.

Payments shall be made within thirty (30) calendar days of achievement of the applicable milestone.

(iii) Contingent Payments in the case where Buyer does not generate revenues from direct sales and receives value as the result of a license, sale or other change in control of Vepoloxamer or a Vepoloxamer Product(s):

(A) If Buyer or its Affiliate enters into an agreement whereby Buyer does not sell Product directly and receives tangible value from a third party following the sale, license or other business transaction involving a change of control for the commercial rights to Vepoloxamer or a product containing Vepoloxamer, then the Contingent Payment(s) as described in Section 2.7(b)(i) and Section 2.7(b)(ii) shall not apply and the Contingent Payment(s) to Seller shall be:

(1) Thirty-five percent (35%) of any value received for a Therapeutic Product if a change of control for the Therapeutic Product occurs within three (3) years of the Effective Date; or

(2) Seven and one-half percent (7.5%) of any value received if a change of control of the Therapeutic Product occurs three (3) or more years following the Effective Date.

(B) In the case of a Storage Product, Buyer shall be entitled to twenty percent (20%) of any value received if a change in control of the Storage Product occurs within three (3) years of the Effective Date or seven and one-half percent (7.5%) of any value received if the change in control of the Storage Product occurs three (3) or more years following the Effective Date.

(C) For clarity and the avoidance of doubt, notwithstanding anything to the contrary in this Section 2.7, “value received” where indicated in this Section 2.7(b)(iii) for purposes of Buyer’s obligation to make Contingent Payments to Seller shall include any and all forms of consideration as and when received by Buyer, including without limitation upfront payments, milestone payments, royalties, and other then-present and then-future payments.

Any Contingent Payment will only be owed by Buyer to Seller following the actual receipt of monies by Buyer with such payment to be made to Seller within thirty (30) calendar days of the receipt by Buyer.

2.8 Payment Reports.

(a) Within sixty (60) days after the first business day of each calendar quarter during which a commercial sale of a Product is made, Buyer (or its designee Affiliate) will submit to Seller a written report with respect to the preceding calendar quarter (the “Payment Report”) setting forth: (a) Net Sales of Products during such quarter; and (b) a calculation of amounts due Seller for such quarter.  Simultaneously with the submission of each Payment Report, Buyer (or its designee Affiliate) will make payment to Seller of amounts due for the calendar quarter covered by such Payment Report.  Payment will be by such method as Seller may, from time to time, reasonably request.

(b) With respect to sales in foreign countries (or not consummated in U.S. dollars), Buyer (or its designee Affiliate) will make payment to Seller in the U.S. in U.S. dollars. Contingent Payments for sales in other than U.S. dollars will be determined first in the currency in which the sale is consummated and then converted to U.S. dollars using the buying rates of exchange quoted by The Wall Street Journal (or its successor) in New York, New York for the last business day of the calendar quarter covered by the applicable Payment Report.  The Payment Report will show sales both in the non-U.S. dollar currency and in U.S. dollars and will identify the exchange rate used.

(c) Buyer will maintain or required to be maintained records reasonable adequate to support the calculation of the payment obligations under Section 2.7. Such records will be maintained (a) with respect to Contingent Payments, for four (4) years from the quarter with respect to which such records relate. Upon reasonable notice, but not more than once per calendar year, Seller may have a certified public accountant or auditor (reasonably acceptable to Buyer or, as applicable, an Affiliate or a licensee) inspect the records required to be maintained hereunder for purposes of verifying the accuracy of amounts paid hereunder; provided, however, that such accountant or auditor will enter into a confidentiality agreement with Buyer (or the applicable Affiliate or licensee). In the event that such inspection shows that Buyer (or an Affiliate or a licensee) has underpaid amounts due hereunder by five percent (5%) or more with respect to any calendar year, Buyer (or the applicable Affiliate or licensee) will pay, within fifteen (15) days after demand by Seller, the reasonable out-of-pocket costs of such inspection, in addition to the amount of such underpayment and interest thereon at a rate of five percent (5%) per annum. Seller agrees (and will require applicable Affiliates and licensees to agree) to cooperate with Seller’s accountant or auditor in connection with any such inspection.

2.9 Purchase Price Allocation. Buyer will provide an allocation of the Cash Payment enumerated in Section 2.7 above among the Purchased Assets for all purposes (including tax and financial accounting). Each of Buyer and Seller will file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

2.10 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place simultaneously with the execution and delivery of this Agreement (the “Closing Date”) at the offices of Buyer, but effective as of 12:01 A.M. on the business day following the Effective Date.

2.11 Closing Deliverables. On the Closing Date, each of Seller and Buyer will duly execute and deliver:

(a) the Bill of Sale and Assignment in the form attached hereto as Exhibit C (required to transfer the INDs and any other assets as listed in Exhibit A);

(b) the Patent Assignment in the form attached hereto as Exhibit D; and

(c) Officer’s Certificate of Seller confirming the accuracy of the representations and warranties made in Article III as of the Closing Date, substantially in the form attached hereto as Exhibit E.

ARTICLE III

SELLER REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the Effective Date.

3.1.1 Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered and contemplated hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

3.1.2 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered or contemplated hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, bylaws or other organizational document of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets.  No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

3.1.3 Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, (a) free and clear of free and clear of any Encumbrance arising during and attributable to the Seller Custody Period, and (b) to the best of Seller’s knowledge after reasonable inquiry, free and clear of any Encumbrance prior to the Seller Acquisition Date.

3.1.4 Compliance with Laws. Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership of the Purchased Assets.

3.1.5 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge (after reasonably inquiry), threatened against or by Seller (a) relating to or affecting the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  To Seller’s knowledge (after reasonable inquiry), no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

3.1.6 Full Disclosure. No representation or warranty by Seller in this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which it is made, not misleading.

3.1.7 Use of Purchased Assets. Seller has not used or taken any adverse action with respect to the Purchased Assets during the Seller Custody Period.

3.1.8 No other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE 3, NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE PURCHASED ASSETS, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE ASSUMED LIABILITIES AND ANY OTHER

RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE 3, SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES).  SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE PURCHASED ASSETS OR THE PRODUCT.

(b) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT FOR A BREACH BY SELLER OF ANY SELLER REPRESENTATION OR WARRANTY, BUYER, UPON THE CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED, AND RELEASED SELLER AND EACH OF ITS AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN CONTRACT, STRICT LIABILITY OR TORT), LOSSES, DAMAGES, LIABILITIES, COSTS, AND EXPENSES OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER OR ANY OF ITS AFFILIATES, AT ANY TIME BY REASON OF OR ARISING OUT OF ANY AND ALL ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES, OR MATTERS REGARDING THE PURCHASED ASSETS OR THE TRANSACTION CONTEMPLATED HEREIN.  BUYER ACKNOWLEDGES AND AGREES THAT THE WAIVERS, RELEASES, AND OTHER PROVISIONS CONTAINED IN THIS PROVISION WERE A MATERIAL FACTOR IN SELLER’S ACCEPTANCE OF THE PURCHASE PRICE AND THAT SELLER WOULD HAVE BEEN UNWILLING TO SELL THE PURCHASED ASSETS TO BUYER UNLESS SELLER AND EACH OF ITS AFFILIATES IS RELEASED AS EXPRESSLY SET FORTH ABOVE. BUYER, WITH BUYER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF.  THE FOREGOING WAIVER AND RELEASE SHALL NOT MODIFY, ALTER OR LIMIT ANY OF SELLER’S REPRESENTATIONS OR WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE IV

BUYER REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the Effective Date.

4.1.1 Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered or contemplated hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

4.1.2 Authorization. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered in connection herewith, and the consummation by Buyer of the transactions contemplated hereby and thereby, are within the powers of Buyer and have been duly authorized by all necessary action on the part of Buyer. This Agreement and each of the documents to be delivered in connection herewith to which Buyer is a party have been duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.

4.1.3 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered or contemplated hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, bylaws or other organizational document of Buyer; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer; or (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Buyer is a party.  No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

4.1.4 No Other Representations or Warranties. BUYER ACKNOWLEDGES AND AGREES THAT (I) SELLER IS THE MERE CUSTODIAN OF, AND TOOK NO ADVERSE ACTION REGARDING, THE PURCHASED ASSETS

DURING THE SELLER CUSTODY PERIOD, (II) PRIOR TO THE SELLER ACQUISITION DATE, CLINICAL DEVELOPMENT OF VEPOLOXAMER AND/OR THE PRODUCT WAS DISCONTINUED AND ALL CLINICAL STUDIES OF VEPOLOXAMER AND/OR THE PRODUCT WERE WOUND DOWN AFTER FAILURE TO ACHIEVE PRIMARY EFFICACY ENDPOINTS, (III) IT HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING SELLER, THE PURCHASED ASSETS, THE PRODUCT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE ASSUMED LIABILITIES, AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND (IV) IT HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT SELLER, THE PURCHASED ASSETS, THE PRODUCT, THE ASSUMED LIABILITIES, AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AS IT HAS REQUESTED. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN ARTICLE 3 ABOVE, (I) BUYER ACKNOWLEDGES AND AGREES THAT (A) SELLER IS NOT MAKING AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS, SELLER, SELLER’S AFFILIATES, OR ANY OF SELLER’S OR ITS AFFILIATES’ RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS, OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE PROSPECTS OF THE PURCHASED ASSETS OR THE PRODUCT, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS, OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE PURCHASED ASSETS OR THE PRODUCT, SELLER OR SELLER’S AFFILIATES FURNISHED TO PURCHASER OR ITS REPRESENTATIVES OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES IN ANY FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN RESPECT OF ANY OTHER MATTER WHATSOEVER, AND (B) NO OFFICER, AGENT, REPRESENTATIVE OR EMPLOYEE OF SELLER OR ANY OF SELLER’S AFFILIATES HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES, OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED; (II) BUYER SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES AND AGREES THAT SELLER HAS SPECIFICALLY DISCLAIMED AND DOES HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON; (III) BUYER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLER TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3 ABOVE; AND (IV) BUYER IS ACQUIRING THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES IN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3 ABOVE.

ARTICLE V

OTHER AGREEMENTS

5.1 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

5.2 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered or contemplated hereunder will be borne and paid by Seller. Each party will, at its own expense, timely file any tax return or other document required to be filed by such party with respect to such taxes or fees (and the other party will cooperate reasonably with respect thereto).

5.3 Further Assurances. Following the Closing, each of the parties hereto will execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered or contemplated hereunder.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification.

6.1.1 By Seller. Seller will defend, indemnify and hold harmless Buyer, each Affiliate and each licensee, and each of their respective stockholders, directors, officers and employees, from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to (i) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered or contemplated hereunder; or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered or contemplated hereunder.  Whenever any claim will arise for indemnification hereunder, Buyer will promptly provide written notice of such claim to Seller including any reasonable information relating such claim and the amount, if known, of such claim.

6.1.2 By Buyer. Buyer will defend, indemnify and hold harmless Seller, each Affiliate and each licensee, and each of their respective stockholders, directors, officers and employees, from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to (i) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered or contemplated hereunder; (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered or contemplated hereunder; (iii) any Assumed Liability, or (iv) any claims or causes of action by any entity or person arising on or after the Closing Date in connection with the Purchased Assets or any of them.  Whenever any claim will arise for indemnification hereunder, Seller will promptly provide written notice of such claim to Buyer including any reasonable information relating such claim and the amount, if known, of such claim.

6.2 Tax Treatment of Indemnification. Any indemnification payment made under this Agreement will be treated by the parties as an adjustment to the Cash Payment for tax purposes, unless otherwise required by law.

6.3 Effect of Investigation. The right to indemnification or other remedy of a party based on the representations, warranties, covenants and agreements of the other party contained in this Agreement will not be affected by any investigation conducted by such party with respect to, or any knowledge acquired by such party at any time, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

6.4 Cumulative Remedies. The rights and remedies provided in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

6.5 Survival. All representations and warranties of the parties contained in this Agreement will survive the Closing for a period of twelve (12) months from the Closing Date, except that the representations and warranties provided in Section 3.1.3 (Title to Purchased Assets) and 3.1.4 (Compliance with Laws) will survive the Closing for a period of eighteen (18) months from the Closing Date.  The indemnification obligations contained in this Article VI will survive the Closing.

ARTICLE VII

MISCELLANEOUS

7.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

7.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications required or permitted hereunder must be in writing and will be deemed delivered on the date of receipt or refusal of receipt (based on documented confirmation of delivery or refusal).  Notice provided via email will be effective if the recipient personally (i.e., not by automated machine response) confirms receipt from the sender, including by personally responding to the email.  Such communications must be sent to the receiving party at the following addresses (or at such other address as a party may specify pursuant to a notice given in accordance with this Section 7.2):

If to Buyer:	LifeRaft Biosciences Inc. 940 Johnnie Dodds Blvd., Suite 205 Mt. Pleasant, South Carolina 29464 Attn: Martin Emanuele, Ph.D., President and CEO Email: marty@liferaftbio.com

With a copy to:	Buxton & Collie, LLC 940 Johnnie Dodds Blvd., Suite 205 Mt. Pleasant, South Carolina 29464 Attn: James T. H. Buxton Email: jbuxton@buxtonandcollie.com

If to Seller:	Savara Inc. 900 S. Capital of Texas Highway Suite 150 Austin, TX 78746 USA Attn: Rob Neville, CEO Email: rob.neville@savarapharma.com

With a copy to:	Life Science Legal LLC 214 South Spring Street Independence, Missouri 64050 Attn: Tom Fredrick Email: tfredrick@lifesciencelegal.com

7.3 Headings. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

7.4 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

7.5 Entire Agreement. This Agreement and the documents to be delivered or contemplated hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained in this Agreement and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered or contemplated hereunder, the statements in the body of this Agreement will control. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

7.6 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

7.7 Waiver. No waiver by any party of any provision hereof will be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.8 Governing Law; Venue. This Agreement and the transactions contemplated hereby will be governed by and construed in accordance with the internal laws of the State of New York. If any party brings against any other party any proceeding arising out of this Agreement, such party may bring that proceeding only in the United States District Court for New York or, only if there is no federal subject matter jurisdiction, in any state court of New York sitting in New York County, and each party hereby submits to the exclusive jurisdiction of those courts for purposes of any such proceeding.  The parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 7.8; provided, however, that nothing in this Agreement will preclude Buyer or Seller from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 7.8 or enforcing any judgment obtained by either party.

The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section 7.8, and the parties agree that they will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in this Section 7.8 will be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

7.9 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy to which it is entitled at law or in equity.

7.10 Legal Fees. In the event any legal action is commenced in connection with this Agreement, the prevailing party in such action will be entitled to recover, in addition to court costs, such amount as the court may adjudge as reasonable attorneys’ fees. A party will be considered the “prevailing party” if (a) it initiated the litigation and substantially obtained the relief it sought, either through a judgment or the losing party’s voluntary action before trial or judgment; (b) the other party withdraws its action without substantially obtaining the relief the other party sought (except in connection with an agreed settlement); or (c) it did not initiate the litigation and judgment is entered for any party, but without substantially granting the relief sought by the initiating party or granting more substantial relief to the non-initiating party with respect to any counterclaim asserted by the non-initiating party in connection with such litigation.

7.11 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of page intentionally left blank; signature page immediately follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Asset Purchase Agreement effective as of the Effective Date.

LIFERAFT BIOSCIENCES INC.		SAVARA INC.

By:		By:

Name:	Martin Emanuele, PhD	Name:	Rob Neville

Title:	CEO	Title:	CEO

Exhibit A

PURCHASED ASSETS

All tangible and intangible property related to polyoxyethylene containing surface-active agents owned or controlled by Seller as of the Effective Date including, but not limited to:

(a) Listing of Patents/Patent Applications to be transferred and assigned to Buyer:

	Country	Inventor(s)	Title	Serial No. (Patent No.)
4001	US-PAT	Emanuele, R. Martin; Vetticaden, Santosh; Keran, Patrick Assignee: Mast Therapeutics, Inc.	Poloxamer Therapy for Heart Failure	14/793,662 (US 9,757,411) Priority: 62/021,691 62/126,400 CIP of PCT/US14/456 27
4003US	US-PAT	Emanuele, R. Martin; Balasubramanian, Mannarsamy Assignee: Mast Therapeutics, Inc.	A Poloxamer Composition Free of Long Circulating Material and Methods for Production and Uses Thereof	14/793,670 (US 9,403,941)
4003US CON	US-PAT	Emanuele, R. Martin; Balasubramanian, Mannarsamy Assignee: Mast Therapeutics, Inc.	Poloxamer Composition Free of Long Circulating Material and Methods for Production and Uses Thereof	15/207,441
4003TW	TW-PAT	Emanuele, R. Martin; Balasubramanian, Mannarsamy	A Poloxamer Composition Free of Long Circulating Material and Methods for Production and Uses Thereof	104122001 Priority: 62/021,697
4003AU	AU-PAT	Emanuele, R. Martin; Balasubramanian, Mannarsamy Assignee: Mast Therapeutics, Inc.	A Poloxamer Composition Free of Long Circulating Material and Methods for Production and Uses Thereof	2015287993
4003EP	EP-PAT	Emanuele, R. Martin; Balasubramanian, Mannarsamy Assignee: Mast Therapeutics,	A Poloxamer Composition Free of Long Circulating Material and Methods for Production and Uses Thereof	15747613.6

	Country	Inventor(s)	Title	Serial No. (Patent No.)
Inc.
4003KR	KR-PAT	Emanuele, R. Martin; Balasubramanian, Mannarsamy Assignee: Mast Therapeutics, Inc.	A Poloxamer Composition Free of Long Circulating Material and Methods for Production and Uses Thereof	1020177003330
4003JP	JP-PAT	Emanuele, R. Martin; Balasubramanian, Mannarsamy Assignee: Mast Therapeutics, Inc.	A Poloxamer Composition Free of Long Circulating Material and Methods for Production and Uses Thereof	2017-501308
4005AU	AU-PAT	Emanuele, R. Martin	Methods for Enhancing Oxygenation of Jeopardized Tissue	2011329088 (2011329088)
4005EP	EP-PAT	Emanuele, R. Martin	Methods for Enhancing Oxygenation of Jeopardized Tissue	11841387.1 (Regional Phase of PCT/US2011/0 60747)
4005JP	JP-PAT	Emanuele, R. Martin	Methods for Enhancing Oxygenation of Jeopardized Tissue	2013-538989 (National Phase of PCT/US2011/0 60747) (5823530)
4005NZ	NZ-PAT	Emanuele, R. Martin	Methods for Enhancing Oxygenation of Jeopardized Tissue	610441 (610441)
4005SG	SG-PAT	Emanuele, R. Martin	Methods for Enhancing Oxygenation of Jeopardized Tissue	201303544-9 (National Phase of PCT/US2011/0 60747) Patent No. 190695
4010AU	AU	Emanuele, R. Martin Assignee: Mast Therapeutics, Inc.	Treatment of Diuretic Induced Alterations of Plasma Volume	2014337190

	Country	Inventor(s)	Title	Serial No. (Patent No.)
4010CA/ 51911- 3001	CA	Emanuele, R. Martin Assignee: Mast Therapeutics, Inc.	Treatment of Diuretic Induced Alterations of Plasma Volume	2927361
4010JP	JP	Emanuele, R. Martin Assignee: Mast Therapeutics, Inc.	Treatment of Diuretic Induced Alterations of Plasma Volume	2016-524404
4010KR	KR	Emanuele, R. Martin Assignee: Mast Therapeutics, Inc.	Treatment of Diuretic Induced Alterations of Plasma Volume	1020167012662
4010NZ	NZ	Emanuele, R. Martin Assignee: Mast Therapeutics, Inc.	Treatment of Diuretic Induced Alterations of Plasma Volume	719663
MAST 4027- WO	WO-PAT	Emanuele, R. Martin Assignee: Mast Therapeutics, Inc.	Polyoxyethylene/ Polyoxypropylene Copolymers and Fibrinolytic Inhibitors, Uses Thereof and Compositions	PCT/US2016/4 1304 Claims priority to 62/189,705
Mast 4028- WO	WO-PAT	Emanuele, R. Martin, Arthur, John, Hoye, Will, Smith, Stewart, Stirn, Scott	Reduce Sodium Poloxamer-188 Formulations and Methods For Use	PCT/US2016/4 1374 Claims priority to 62/189,580 and 62/238,059

(b) Vepoloxamer (previously known as purified poloxamer 188); and

(c) To the limited extent related to Vepoloxamer, other assets and intellectual property acquired by Seller through its merger with Mast Therapeutics, including, but not limited to, rights under that certain License Agreement, dated June 8, 2004, between SynthRx, Inc. and CytRx Corporation (the “License Agreement”), if and to the extent assignable, sub-licensable, or otherwise transferable under the License Agreement. For clarity, the Purchased Assets includes the following, if and to the extent in the actual possession of Seller:

(i) know-how, data or other intellectual property reflected therein; analytical methods; specifications; methods of manufacturing, storing, transporting or analyzing; dosing regimens; preclinical and clinical study protocols, designs and schema; study reports (whether or not final); statistical analyses and methodologies; stability protocols; formulations; routes of administration; combinations, including as adjuvants; applications and other submissions to, and approvals, clearances, designations or other actions by United States or foreign regulatory bodies such as, but not limited to, INDs and their foreign equivalents, in each instance related to Vepoloxamer;

(ii) communications with third parties, including regulatory bodies, patent offices, and other government agencies and authorities; invention disclosures; patent, trademark and copyright applications and allowances, issuances and registrations; and any internet domains related to Vepoloxamer to the extent such communications are available to Seller;

(iii) embodiments of the foregoing, including books and records; computer and network files; email; and other electronic or physical documents, records or files evidencing, reflecting or incorporating the foregoing, in each instance related to Vepoloxamer to the extent such items are available to the Seller; and

(iv) existing inventory of GLP stored Vepoloxamer active pharmaceutical ingredient (up to 100 KG) and formulated Vepoloxamer drug product (up to 1,500 vials).

The foregoing notwithstanding, the Purchased Assets shall not include any contract or other agreement, except the License Agreement.

Exhibit B

Assumed Liabilities

Liabilities of Seller under the License Agreement and other Transferred Agreement(s), including:

(a) Proteomics and RNA expression array samples stored at University of Rochester Medical Center (URMC), commencing with the amount ($4,500/Q) next due on November 1, 2017.

(b) Any and all royalty and other payment obligations in relation to Vepoloxamer as and when due and payable to any third party, including without limitation royalties payable to SynthRx, Inc. and its successor(s) in interest pursuant to the License Agreement.

Exhibit C

BILL OF SALE AND ASSIGNMENT

This BILL OF SALE AND ASSIGNMENT (“Bill of Sale”), dated as of October __, 2017, is executed and delivered by Savara Inc., a Delaware corporation (“Seller”) to LifeRaft Biosciences Inc., a South Carolina corporation (the “Buyer”).

BACKGROUND

Pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and between the Seller and the Buyer, the Seller has agreed to sell, assign, transfer, deliver and convey to the Buyer the Purchased Assets.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Bill of Sale and in the Purchase Agreement, and for other good and valuable consideration, the receipt and adequacy of which are conclusively acknowledged, and intending to be legally bound hereby, the Seller hereby agrees as follows:

1. Pursuant to the terms of the Purchase Agreement, Seller does hereby sell, assign, transfer, deliver and convey unto the Buyer all of Seller’s right, title and interest in, to and under the Purchased Assets to have and to hold all the Purchased Assets hereby conveyed to the Buyer and its successors and assigns, for their own use and benefit forever, free and clear of all Encumbrances, subject to Assumed Liabilities.

2. The covenant of further assurances contained in Section 5.3 of the Purchase Agreement is hereby incorporated by reference as though restated in this Bill of Sale. The execution and delivery of any such additional documents or instruments shall not affect the validity of this Bill of Sale.

3. This Bill of Sale shall be binding upon Seller and its successors and assigns, and shall inure to the benefit of the Buyer and its successors and assigns. All representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall survive the execution and delivery of this Bill of Sale and shall continue in full force and effect as provided in the Purchase Agreement.  Neither the making nor the acceptance of this Bill of Sale or of any other instrument or document of sale, transfer, assignment, conveyance, acquisition or acceptance as to any particular Purchased Asset shall restrict, impair, reduce, expand or otherwise modify the terms of the Purchase Agreement.  In the event of any conflict between the terms and provisions of this Bill of Sale, the terms and provisions of the Purchase Agreement shall be deemed to govern and be controlling in all circumstances.

4. This Bill of Sale shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that state without giving effect to any choice or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of New York.

5. All capitalized terms used but not otherwise defined in this Bill of Sale shall have the meanings ascribed to such terms in the Purchase Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Bill of Sale to be duly executed and delivered as of the date first above written.

SELLER:

SAVARA INC.

By:
Print Name:
Title:

BUYER:

LIFERAFT BIOSCIENCES INC.

By:
Print Name:
Title:

Exhibit D

PATENT AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

THIS AGREEMENT is made the __ day of October, 2017, by and between Savara Inc. (“Savara”), a company incorporated in the State of Delaware, and LifeRaft Biosciences, Inc. (“LifeRaft”), a company incorporated in the State of South Carolina.

WHEREAS, Savara and LifeRaft are parties to an Asset Purchase Agreement dated as of the date hereof (“Asset Purchase Agreement”) pursuant to which Savara agrees to assign to LifeRaft its title, rights and interest in and to the patent and patent applications described in Asset Purchase Agreement Exhibit A (“Exhibit A”);

WHEREAS, Savara and LifeRaft wish to document by formal assignment to LifeRaft of Savara’s title, interest and rights in and to the patents and patent applications.

LifeRaft and Savara therefore agree as follows.

1. “Assigned Patents” shall mean the issued U.S. and foreign patents and patent applications listed on Exhibit A, including the following rights directly related to Assigned Patents, if and to the extent in the actual possession of Seller:

(i)

know-how, data or other intellectual property reflected therein; analytical methods; specifications; methods of manufacturing, storing, transporting or analyzing; dosing regimens; preclinical and clinical study protocols, designs and schema; study reports (whether or not final); statistical analyses and methodologies; stability protocols; formulations; routes of administration; combinations, including as adjuvants; applications and other submissions to, and approvals, clearances, designations or other actions by United States or foreign regulatory bodies such as, but not limited to, INDs and their foreign equivalents, in each instance related to Vepoloxamer;

(ii)

communications with third parties, including regulatory bodies, patent offices, and other government agencies and authorities; invention disclosures; patent, trademark and copyright applications and allowances, issuances and registrations; and any internet domains related to Vepoloxamer to the extent such communications are available to Seller; and

(iii)

embodiments of the foregoing, including books and records; computer and network files; email; and other electronic or physical documents, records or files evidencing, reflecting or incorporating the foregoing, in each instance related to Vepoloxamer to the extent such items are available to the Seller.

2. For good and valuable consideration, receipt of which is hereby acknowledged, Savara hereby assigns to LifeRaft all of the right, title and interest in (i) the inventions disclosed in any patent or application listed on Exhibit A, (ii) the Assigned Patents, (iii) any U.S. or foreign Letters Patent which may issue from any application listed on Exhibit A, and (iv) all divisions, continuations, reissues, re-examinations and extensions of the patents and applications listed on Exhibit A.

3. Savara agrees to execute upon the request of LifeRaft any assignment paper or other document reasonably necessary to evidence the assignment of the rights hereunder to LifeRaft, and agrees to reasonably cooperate with LifeRaft in all other matters relating to the assignment of these rights to LifeRaft.

4. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, excluding any choice of law rules which direct the application of the laws of another jurisdiction.

5. This Agreement, together with the Asset Purchase Agreement, constitutes the sole understanding of the parties with respect to the transactions provided herein and supersedes and merges herein any previous agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, this Agreement was executed and delivered by Savara and LifeRaft as of the date first above written.

SAVARA INC.

By:
Print Name:
Title:

LIFERAFT BIOSCIENCES INC.

By:
Print Name:
Title:

Exhibit E

Officer’s Certificate of Seller